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                                                                      Exhibit 16

Securities and Exchange Commission
Washington, D.C. 20549

Subject:       Citizens Bancorp
               File No. 000-23277

Ladies and Gentlemen:

We were previously the independent accountants for Citizens Bancorp, Inc. and on January 12, 2001 we reported on the consolidated financial statements of Citizens Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000. On September 4, 2001, we informed Citizens Bancorp, Inc. that McGladrey & Pullen, LLP had acquired our attest assets and we would no longer be the independent accountants of Citizens Bancorp, Inc. We have read Citizens Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated September 4, 2001 and we agree with such statements.

/s/ Knight Vale & Gregory PLLC
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Knight Vale & Gregory PLLC

September 7, 2001
Tacoma, Washington